Exhibit 99.1

October 28, 2021	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE THIRD QUARTER OF 2021

Glen Head, New York, October 28, 2021 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and nine months ended September 30, 2021.  In the highlights that follow, all comparisons are of the current three or nine-month period to the same period last year unless otherwise indicated.

THIRD QUARTER HIGHLIGHTS

•	Net Income and EPS were $11.4 million and $.48, respectively, versus $10.8 million and $.45
•	ROA and ROE were 1.08% and 10.71%, respectively, compared to 1.02% and 10.77%
•	Net interest margin was 2.71% versus 2.66%
•	Recorded charges of $1.2 million relating to announced branch optimization strategy
•	Cash Dividends Per Share increased 5.3% to $.20 from $.19
•	Effective Tax Rate was 19.4% versus 18.0%

NINE MONTH HIGHLIGHTS

•	Net Income and EPS were $34.1 million and $1.43, respectively, versus $30.7 million and $1.28
•	ROA and ROE were 1.09% and 10.96%, respectively, compared to .98% and 10.49%
•	Net interest margin was 2.70% versus 2.64%
•	Repurchased 301,265 shares at a cost of $6.3 million
•	Effective Tax Rate was 20.2% versus 16.8%

Analysis of Earnings – Nine Months Ended September 30, 2021

Net income for the first nine months of 2021 was $34.1 million, an increase of $3.4 million, or 11.1%, versus the same period last year.  The increase is due to growth in net interest income of $2.4 million, or 3.1%, and noninterest income, net of gains on sales of securities, of $219,000, and a decline in the provision for credit losses of $5.5 million.  These items were partially offset by increases in noninterest expense, net of debt extinguishment costs, of $2.9 million, and income tax expense of $2.4 million.

The increase in net interest income reflects a favorable shift in the mix of funding as an increase in average checking deposits of $247.9 million, or 23.2%, and a decline in average interest-bearing liabilities of $258.9 million, or 9.7%, resulted in average checking deposits comprising a larger portion of total funding.  The increase is also attributable to higher income from SBA Paycheck Protection Program (“PPP”) loans of $3.2 million.  PPP income for the 2021 period was $5.1 million driven by an average balance of $129.3 million and a weighted average yield earned of 5.3%.  In addition, the repayment of a maturing interest rate swap in May 2021 lowered the cost of funds in the 2021 period by $1.5 million.

Partially offsetting the favorable impact of the above items on net interest income was a decline in the average balance of loans of $169.2 million, or 5.4%.  In addition, the current market yields on loans and investments are below the runoff yields on both portfolios which exerts downward pressure on net interest income.  The average yield on interest-earning assets declined 31 basis points (“bps”) from 3.44% for the first nine months of 2020 to 3.13% for the current nine-month period. The negative impact of declining asset yields on net interest income was substantially offset through reductions in non-maturity and time deposit rates.  The average cost of interest-bearing liabilities declined 48 bps from 1.19% for the first nine months of 2020 to .71% for the current nine-month period.

Net interest margin for the first nine months of 2021 was 2.70% versus 2.64% for the 2020 period.  Income from PPP loans improved net interest margin for the first nine months of 2021 by 8 bps.  As of September 30, 2021, the Bank had $67.8 million of outstanding PPP loans with unearned fees of $2.3 million. We expect most of the outstanding PPP loan portfolio will be fully satisfied by March 31, 2022.

The mortgage loan pipeline was $165 million at September 30, 2021 with a weighted average rate of approximately 3.0%.  Sluggish loan demand and competition among bank and non-bank lenders continue to put pressure on the pipeline and originations.  The expansion of our lending teams helped grow commercial mortgages by $174.5 million since September 30, 2020 and now comprise 54.4% of total mortgages compared to 48.1% a year ago.    While commercial and industrial lines of credit have increased, line utilization remains low contributing to a decrease in commercial and industrial loans outstanding.  We believe the economic impact of the pandemic and the stimulus packages passed by Congress contributed to decreased loan demand, lower levels of outstanding balances on existing credit lines and the high level of cash on our balance sheet.

The increase in noninterest income, net of gains on sales of securities, of $219,000 is primarily attributable to increases in the non-service cost components of the Bank’s defined benefit pension plan of $413,000 and fees from debit and credit cards of $417,000.  These items were partially offset by a decrease in investment services income of $586,000 as the shift to an outside service provider resulted in less assets under management.  Assets under management will likely decline further through year-end 2021 as the Bank transitions from its legacy trust and investment businesses to a single platform with LPL Financial.

The provision for credit losses decreased $5.5 million when comparing the nine-month periods from a provision of $2.5 million in the 2020 period to a credit of $3.1 million in the 2021 period.  The credit provision for the current period was mainly due to improvements in economic conditions, asset quality and other portfolio metrics, and a decline in outstanding residential mortgage loans, partially offset by net chargeoffs of $463,000.  The net chargeoffs were mainly the result of sales of four commercial mortgages.

The increase in noninterest expense, net of debt extinguishment costs, of $2.9 million includes charges of $1.2 million related to the previously announced closing and consolidation of eight branches as part of our branch optimization strategy. The $1.2 million includes severance-related salary and benefits expense of $123,000, occupancy and equipment expense related to rent, depreciation and asset disposals of $1.1 million, and telecom contract breakage costs of $40,000.   The Bank expects $2.2 million of additional closing-related expense in the fourth quarter of 2021.  The increase in noninterest expense also includes higher salaries and employee benefits related to staffing our new Riverhead Branch, building our lending and credit teams, normal salary adjustments and an increase in the service cost component of the Bank’s pension plan.  Also contributing to the increase was higher FDIC insurance expense due to an assessment credit in 2020.

Income tax expense increased $2.4 million due to growth in pre-tax earnings in 2021 and an increase in the effective tax rate to 20.2% for the 2021 period from 16.8% for the 2020 period.  The increase in the effective tax rate is due to a decrease in the percentage of pre-tax income derived from tax-exempt municipal securities and bank-owned life insurance in 2021 and a change in New York State tax law to implement a capital tax in the second quarter of 2021.

Analysis of Earnings – Third Quarter 2021 Versus Third Quarter 2020

Net income for the third quarter of 2021 of $11.4 million increased $655,000, or 6.1%, from $10.8 million earned in the same quarter of last year.  The increase is mainly attributable to an increase in net interest income of $690,000 and a credit provision of $1.4 million in the 2021 period.  Partially offsetting these items were increases in noninterest expense, net of debt extinguishment costs, of $1.2 million and income tax expense of $381,000.  Net interest margin of 2.71% for the current quarter increased 5 bps as compared to 2.66% for the third quarter of last year.  The variances in each of these items occurred for substantially the same reasons discussed above with respect to the nine-month periods.

Analysis of Earnings – Third Quarter Versus Second Quarter 2021

Net income for the third quarter of 2021 of $11.4 million was essentially unchanged as compared to the second quarter. Key items impacting the third quarter include the aforementioned charges for branch closures and consolidation and an increase in the credit provision of $826,000 mainly due to improved economic conditions.  Additional items impacting third quarter earnings include a decline in net interest income of $318,000 mainly due a decline in average outstanding loans and a decrease in income tax expense of $410,000 mainly due to the changes in New York State tax law in the second quarter.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was 1.02% at September 30, 2021 as compared to 1.09% at December 31, 2020.  Excluding PPP loans, the reserve coverage ratio was 1.04% and 1.13%, respectively.  The decrease in the reserve coverage ratio was mainly due to improvements in economic conditions, asset quality and other portfolio metrics.    Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days remain at low levels.

Capital

The Corporation’s balance sheet remains positioned for lending and growth with a Leverage Ratio of approximately 10.1% at September 30, 2021.  The Corporation repurchased 100,845 shares of common stock during the third quarter of 2021 at a cost of $2.2 million and 301,265 shares during the first nine months of 2021 at a cost of $6.3 million.  We expect to continue our repurchase program during the fourth quarter of 2021 and in 2022.

Key Initiatives and Challenges We Face

We continue focusing on the Bank’s strategic initiatives supporting the expansion and profitability of our relationship banking business. Such initiatives include new branding, an enhanced website, a branch optimization strategy that expands the geographic footprint of the branch network into eastern Long Island and recruitment of additional seasoned banking professionals. While incremental relationship-based lending and loans from third party sources have increased our loan pipeline, continued growth in lending will be dependent on increased business productivity in the economy.  Renovations of our leased space at 275 Broadhollow Road in Melville, N.Y. for a state-of-the-art branch and office space are expected to be completed in early 2022.  Management continues to focus on the areas of cybersecurity, environmental, social and governance practices.

During the pandemic we experienced a notable increase in the use of our mobile deposit functionality as well as our cash management offerings. We continually assess our branch network for efficiencies while remaining cognizant of our customers’ branch banking needs.  During the third quarter we announced a continuation of our branch optimization strategy with the closure and consolidation of eight branches into nearby locations on November 30, 2021.  The optimization of the legacy branch network supports the expansion geographically with de novo branching and the reallocation of resources to lenders and digital banking products.

Low interest rates and competition continue to exert pressure on operating results and growth.  Current lending and investing market rates are below the rates earned on loan and securities repayments.  The net spread on securities purchased is significantly below the Bank’s current net interest margin, and the net spread on new lending is near our current margin.  If current conditions continue, we expect downward pressure on the net interest margin in 2022.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the pandemic continues to present financial and operating challenges for the Corporation, its customers and the communities it serves.  These challenges may adversely affect the Corporation’s business, results of operations and financial condition for an indefinite period of time.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2021.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 3, 2021, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/21	12/31/20
	(dollars in thousands)
Assets:
Cash and cash equivalents	$259,066	$211,182
Investment securities available-for-sale, at fair value	775,747	662,722

Loans:
Commercial and industrial	67,379	100,015
SBA Paycheck Protection Program	65,505	139,487
Secured by real estate:
Commercial mortgages	1,506,382	1,421,071
Residential mortgages	1,215,395	1,316,727
Home equity lines	46,072	54,005
Consumer and other	680	2,149
	2,901,413	3,033,454
Allowance for credit losses	(29,516)	(33,037)
	2,871,897	3,000,417

Restricted stock, at cost	19,935	20,814
Bank premises and equipment, net	37,768	38,830
Right of use asset - operating leases	9,903	12,212
Bank-owned life insurance	87,202	85,432
Pension plan assets, net	20,356	20,109
Deferred income tax benefit	1,462	1,375
Other assets	13,520	16,048
	$4,096,856	$4,069,141
Liabilities:
Deposits:
Checking	$1,393,555	$1,208,073
Savings, NOW and money market	1,748,048	1,679,161
Time	229,943	434,354
	3,371,546	3,321,588

Short-term borrowings	50,000	60,095
Long-term debt	226,002	246,002
Operating lease liability	11,462	13,046
Accrued expenses and other liabilities	17,963	21,292
	3,676,973	3,662,023
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,606,212 and 23,790,589 shares	2,361	2,379
Surplus	101,197	105,547
Retained earnings	315,957	295,622
	419,515	403,548
Accumulated other comprehensive income, net of tax	368	3,570
	419,883	407,118
	$4,096,856	$4,069,141

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/21	9/30/20	9/30/21	9/30/20
	(dollars in thousands)
Interest and dividend income:
Loans	$79,431	$83,349	$25,975	$26,461
Investment securities:
Taxable	6,269	9,972	2,191	3,223
Nontaxable	6,535	7,520	2,073	2,454
	92,235	100,841	30,239	32,138
Interest expense:
Savings, NOW and money market deposits	3,451	7,946	1,191	1,307
Time deposits	4,818	8,487	921	2,559
Short-term borrowings	1,062	1,219	362	334
Long-term debt	3,468	6,177	1,157	2,020
	12,799	23,829	3,631	6,220
Net interest income	79,436	77,012	26,608	25,918
Provision (credit) for credit losses	(3,058)	2,450	(1,449)	—
Net interest income after provision (credit) for credit losses	82,494	74,562	28,057	25,918

Noninterest income:
Investment services income	1,034	1,620	243	553
Service charges on deposit accounts	2,170	2,267	752	661
Net gains on sales of securities	606	2,556	—	2,556
Other	5,404	4,502	1,860	1,586
	9,214	10,945	2,855	5,356
Noninterest expense:
Salaries and employee benefits	29,663	28,278	9,748	9,365
Occupancy and equipment	10,446	9,324	4,102	3,191
Debt extinguishment	—	2,559	—	2,559
Other	8,910	8,496	2,891	3,024
	49,019	48,657	16,741	18,139
Income before income taxes	42,689	36,850	14,171	13,135
Income tax expense	8,612	6,176	2,749	2,368
Net income	$34,077	$30,674	$11,422	$10,767

Share and Per Share Data:
Weighted Average Common Shares	23,720,578	23,867,726	23,646,172	23,860,764
Dilutive stock options and restricted stock units	97,291	38,678	112,074	37,773
	23,817,869	23,906,404	23,758,246	23,898,537

Basic EPS	$1.44	$1.29	$.48	$.45
Diluted EPS	$1.43	$1.28	$.48	$.45
Cash Dividends Declared per share	$.58	$.55	$.20	$.19

FINANCIAL RATIOS
(Unaudited)
ROA	1.09%	.98%	1.08%	1.02%
ROE	10.96%	10.49%	10.71%	10.77%
Net Interest Margin	2.70%	2.64%	2.71%	2.66%
Dividend Payout Ratio	40.56%	42.97%	41.67%	42.22%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/21		12/31/20
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,581		$1,422
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,235		628
	2,816		2,050
Troubled debt restructurings:
Performing according to their modified terms	563		815
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	—		494
	563		1,309
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	563		815
Past due 30 through 89 days	1,581		1,422
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,235		1,122
	3,379		3,359
Other real estate owned	—		—
	$3,379		$3,359

Allowance for credit losses	$29,516		$33,037
Allowance for credit losses as a percentage of total loans	1.02%		1.09%
Allowance for credit losses as a multiple of nonaccrual loans	23.9	x	29.4	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2021			2020
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate

Assets:
Interest-earning bank balances	$217,501	$204.13%		$111,979	$159.19%
Investment securities:
Taxable	456,244	6,065	1.77	356,512	9,813	3.67
Nontaxable (1)	351,254	8,272	3.14	375,570	9,519	3.38
Loans (1)	2,977,583	79,435	3.56	3,146,738	83,353	3.53
Total interest-earning assets	4,002,582	93,976	3.13	3,990,799	102,844	3.44
Allowance for credit losses	(31,905)			(33,286)
Net interest-earning assets	3,970,677			3,957,513
Cash and due from banks	34,026			33,144
Premises and equipment, net	38,362			39,588
Other assets	132,527			135,351
	$4,175,592			$4,165,596
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,808,349	3,451.26		$1,687,377	7,946.63
Time deposits	324,419	4,818	1.99	486,181	8,487	2.33
Total interest-bearing deposits	2,132,768	8,269.52		2,173,558	16,433	1.01
Short-term borrowings	55,238	1,062	2.57	81,509	1,219	2.00
Long-term debt	228,383	3,468	2.03	420,255	6,177	1.96
Total interest-bearing liabilities	2,416,389	12,799.71		2,675,322	23,829	1.19
Checking deposits	1,315,768			1,067,839
Other liabilities	27,856			31,878
	3,760,013			3,775,039
Stockholders' equity	415,579			390,557
	$4,175,592			$4,165,596

Net interest income (1)		$81,177			$79,015
Net interest spread (1)			2.42%			2.25%
Net interest margin (1)			2.70%			2.64%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended September 30,
	2021			2020
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$282,148	$108.15%		$151,857	$39.10%
Investment securities:
Taxable	476,963	2,083	1.75	379,422	3,184	3.36
Nontaxable (1)	338,130	2,624	3.10	376,053	3,107	3.30
Loans (1)	2,916,572	25,976	3.56	3,099,830	26,462	3.41
Total interest-earning assets	4,013,813	30,791	3.07	4,007,162	32,792	3.27
Allowance for credit losses	(31,213)			(33,624)
Net interest-earning assets	3,982,600			3,973,538
Cash and due from banks	33,632			33,578
Premises and equipment, net	38,287			39,141
Other assets	130,235			137,190
	$4,184,754			$4,183,447

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,851,281	1,191.26		$1,653,535	1,307.31
Time deposits	230,967	921	1.58	452,188	2,559	2.25
Total interest-bearing deposits	2,082,248	2,112.40		2,105,723	3,866.73
Short-term borrowings	52,138	362	2.75	60,291	334	2.20
Long-term debt	226,002	1,157	2.03	413,153	2,020	1.95
Total interest-bearing liabilities	2,360,388	3,631.61		2,579,167	6,220.96
Checking deposits	1,374,803			1,174,680
Other liabilities	26,618			31,991
	3,761,809			3,785,838
Stockholders' equity	422,945			397,609
	$4,184,754			$4,183,447
Net interest income (1)		$27,160			$26,572
Net interest spread (1)			2.46%			2.31%
Net interest margin (1)			2.71%			2.66%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.